As filed with the Securities and Exchange Commission on June 3, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

FREEPORT-MCMORAN COPPER & GOLD INC.

(Exact name of registrant as specified in its charter)

Delaware	74-2480931
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

333 North Central Avenue Phoenix, AZ	85004-2189
(Address of Principal Executive Offices)	(Zip Code)

Plains Exploration & Production Company 2010 Incentive Award Plan

Plains Exploration & Production Company 2004 Stock Incentive Plan

McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan

McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated

McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated

McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated

McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated

McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated

McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated

McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated

(Full title of the plan)

Douglas N. Currault II

Assistant General Counsel and Corporate Secretary

Freeport-McMoRan Copper & Gold Inc.

333 North Central Avenue

Phoenix, AZ 85004-2189

(602) 366-8100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kelly Simoneaux

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

(504) 528-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount (number of shares) to be registered(1) (2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock (par value $0.10 per share):
Plains Exploration & Production Company 2010 Incentive Award Plan	1,031,308	$30.71	$31,671,468.68	$4,319.99
Plains Exploration & Production Company 2004 Stock Incentive Plan	207,377	30.71	6,368,547.67	868.67
McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan	4,751,862	26.25	124,736,377.50	17,014.04
McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated	1,682,640	30.14	50,714,769.60	6,917.49
McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated	71,818	29.98	2,153,103.64	293.68
McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated	660,015	30.95	20,427,464.25	2,786.31
McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated	2,970	27.96	83,041.20	11.33
McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated	5,467	28.09	153,568.03	20.95
McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated	29,295	30.56	895,255.20	122.11
McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated	15,120	29.57	447,098.40	60.98
Total Common Stock	8,457,872	N/A	$237,650,694.17	$32,415.55

(1)

Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Represents the maximum number of shares of the Common Stock issuable in the future under awards outstanding pursuant to (i) the Plains Exploration & Production Company 2010 Incentive Award Plan and the Plains Exploration & Production Company 2004 Stock Incentive Plan, which awards were assumed in connection with the merger (the “PXP Merger”) of one of our subsidiaries with Plains Exploration & Production Company, and (ii) the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan, the McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated, the McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated, and the McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated, which awards were assumed in connection with the merger (the “MMR Merger”) of one of our subsidiaries with McMoRan Exploration Co. The PXP Merger closed on May 31, 2013, and the MMR Merger closed on June 3, 2013.

(3)

Estimated solely for the purpose of calculating the registration fee as follows: (a) with respect to shares issuable under outstanding stock options being assumed, under Rule 457(h) under the Securities Act, on the basis of the weighted average exercise price of the outstanding options; and (b) with respect to other awards, under Rule 457(c) under the Securities Act, on the basis of the average of the high and low price per share of our Common Stock on the New York Stock Exchange on May 29, 2013.

Introductory Note

Freeport-McMoRan Copper & Gold Inc. (“FCX,” the “Company” or the “Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) relating to shares of common stock, par value $0.10 per share, of FCX (“FCX Common Stock”) issuable in the future under awards outstanding pursuant to the Plains Exploration & Production Company 2010 Incentive Award Plan, the Plains Exploration & Production Company 2004 Stock Incentive Plan, the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan, the McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated, the McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated, the McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated, and the McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated.

On May 31, 2013, the Company and Plains Exploration & Production Company, a Delaware corporation (“PXP”), consummated the merger (the “PXP Merger”) of PXP with and into Freeport-McMoRan Oil & Gas LLC (formerly, IMONC LLC), a Delaware limited liability company and a wholly-owned subsidiary of the Company (“PXP Merger Sub”), with PXP Merger Sub surviving the PXP Merger as provided by the Agreement and Plan of Merger dated as of December 5, 2012 (the “PXP Merger Agreement”) by and among PXP, the Company and PXP Merger Sub. PXP’s common stock, par value $0.01 per share (the “PXP Common Stock”), is no longer publicly outstanding, and shares of PXP Common Stock currently represent the right to receive, subject to the terms and conditions of the Merger Agreement, merger consideration consisting of cash and shares of FCX Common Stock with a value equivalent to approximately $46.01 per share, based on the closing price of FCX Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the date which was five trading days immediately prior to the completion date of the PXP Merger (the “PXP Merger Consideration”).

Certain compensatory equity awards granted or issued by PXP fully vested in connection with the PXP Merger and converted into the right to receive the PXP Merger Consideration. Each compensatory equity award granted or issued by PXP after the date of the PXP Merger Agreement and prior to the effective time of the PXP Merger that was outstanding as of the effective time of the PXP Merger, however, did not vest and convert into the right to receive the PXP Merger Consideration, but was converted into the same type of award covering shares of FCX Common Stock in accordance with the formula set forth in the PXP Merger Agreement, with the same terms and conditions as prior to the completion of the PXP Merger.

On June 3, 2013, the Company and McMoRan Exploration Co., a Delaware corporation (“MMR”), consummated the merger (the “MMR Merger”) of INAVN Corp., a Delaware corporation and wholly-owned subsidiary of FCX (“MMR Merger Sub”) with and into MMR, with MMR surviving the Merger as a wholly-owned subsidiary of the Company as provided by the Agreement and Plan of Merger dated as of December 5, 2012 (the “MMR Merger Agreement”) by and among MMR, the Company and MMR Merger Sub. MMR’s common stock, par value $0.01 per share (the “MMR Common Stock”), is no longer publicly outstanding, and shares of MMR Common Stock currently represent the right to receive, subject to the terms and conditions of the MMR Merger Agreement, the merger consideration, consisting of $14.75 in cash, without interest, and 1.15 royalty trust units representing beneficial interests in Gulf Coast Ultra Deep Royalty Trust (the “MMR Merger Consideration”).

Each option relating to shares of MMR Common Stock outstanding and unexercised as of the effective time of the MMR Merger became fully vested (except for options held by the executive officers of MMR and options granted after December 5, 2012, which did not vest at the effective time of the MMR Merger), and each other equity award outstanding at the effective time of the MMR Merger was converted into the same type of award covering shares of FCX Common Stock in accordance with the formula set forth in the MMR Merger Agreement, with the same terms and conditions as prior to the completion of the MMR Merger, except as set forth above.

This Registration Statement has been filed for the purpose of registering (i) up to 1,031,308 shares of FCX Common Stock issuable under the Plains Exploration & Production Company 2010 Incentive Award Plan and up to 207,377 shares of FCX Common Stock issuable under the Plains Exploration & Production Company 2004 Stock Incentive Plan, pursuant to outstanding awards assumed by FCX in connection with the PXP Merger, and (ii) up to 4,751,862 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan, up to 1,682,640 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2005 Stock Incentive Plan, up to 71,818 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2004 Director Compensation Plan, up to 660,015 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2003 Stock Incentive Plan, up to 2,970 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2001 Stock Incentive Plan, up to 5,467 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 2000 Stock Incentive Plan, up to 29,295 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 1998 Stock Option Plan and up to 15,120 shares of FCX Common Stock issuable under the McMoRan Exploration Co. Amended and Restated 1998 Stock Option Plan for Non-Employee Directors, pursuant to outstanding awards assumed by FCX in connection with the MMR Merger.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated herein by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a); and

(c) The description of the FCX Common Stock included in FCX’s Registration Statement on Form S-3 (File No. 333-179420) filed with the Commission on February 8, 2012.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.01 and 7.01 of any Current Report on Form 8-K, including exhibits related to those items, is not incorporated by reference in this Registration Statement or any related prospectus.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may not indemnify any director, officer, employee or agent made or threatened to be made a party to any threatened, pending, or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful.

In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL’s indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys’ fees.

As permitted by the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The Commission has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and bylaws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act. FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Composite Certificate of Incorporation of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q filed by FCX with the SEC on August 6, 2010.

4.2	Amended and Restated Bylaws of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by FCX with the SEC on April 17, 2013.

5.1	Opinion of Jones Walker LLP.

15.1	Letter Regarding Unaudited Interim Financial Statements.

23.1	Consent of Jones Walker LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney.

99.1	Plains Exploration & Production Company 2010 Incentive Award Plan (incorporated by reference to Appendix A to the PXP’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2010).

99.2	Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended (incorporated by reference to Annex B to PXP’s Amendment No. 1 to Form S-4 filed with the SEC on April 12, 2004).

99.3	McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by MMR with the SEC on May 4, 2010).

99.4	McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.34 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.5	McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on August 9, 2010).

99.6	McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.7	McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.8	McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.19 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.9	McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.10	McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 3, 2013.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:	/s/ Kathleen L. Quirk
Name:	Kathleen L. Quirk
Title:	Executive Vice President, Chief Financial Officer & Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 3, 2013.

Signature	Title

* Richard C. Adkerson	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kathleen L. Quirk	Executive Vice President, Chief Financial Officer & Treasurer (Principal Financial Officer)
Kathleen L. Quirk

/s/ C. Donald Whitmire, Jr.	Vice President and Controller-Financial Reporting (Principal Accounting Officer)
C. Donald Whitmire, Jr.

*	Director
James R. Moffett

*	Director
Robert J. Allison, Jr.

*	Director
Alan R. Buckwalter, III

*	Director
Robert A. Day

S-1

* James C. Flores	Director

* Gerald J. Ford	Director

* Thomas A. Fry, III	Director

* H. Devon Graham, Jr.	Director

* Charles C. Krulak	Director

* Bobby Lee Lackey	Director

* Jon C. Madonna	Director

* Dustan E. McCoy	Director

* B.M. Rankin, Jr.	Director

* Stephen H. Siegele	Director

*By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk Attorney-in-fact

S-2

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

4.1	Composite Certificate of Incorporation of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 of the Quarterly Report on Form 10-Q filed by FCX with the SEC on August 6, 2010.

4.2	Amended and Restated Bylaws of FCX, as in effect on the date hereof, incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by FCX with the SEC on April 17, 2013.

5.1	Opinion of Jones Walker LLP.

15.1	Letter Regarding Unaudited Interim Financial Statements.

23.1	Consent of Jones Walker LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney.

99.1	Plains Exploration & Production Company 2010 Incentive Award Plan (incorporated by reference to Appendix A to PXP’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2010).

99.2	Plains Exploration & Production Company 2004 Stock Incentive Plan, as amended (incorporated by reference to Annex B to PXP’s Amendment No. 1 to Form S-4 filed with the SEC on April 12, 2004).

99.3	McMoRan Exploration Co. Amended and Restated 2008 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by MMR with the SEC on May 4, 2010).

99.4	McMoRan Exploration Co. 2005 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.34 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.5	McMoRan Exploration Co. 2004 Director Compensation Plan, as amended and restated (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on August 9, 2010).

99.6	McMoRan Exploration Co. 2003 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.22 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.7	McMoRan Exploration Co. 2001 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.21 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.8	McMoRan Exploration Co. 2000 Stock Incentive Plan, as amended and restated (incorporated by reference to Exhibit 10.19 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.9	McMoRan Exploration Co. 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 10.16 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).

99.10	McMoRan Exploration Co. 1998 Stock Option Plan for Non-Employee Directors, as amended and restated (incorporated by reference to Exhibit 10.17 to the Quarterly Report on Form 10-Q filed by MMR with the SEC on May 10, 2007).